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                    AMENDMENT NO. 2 TO RIGHTS AGREEMENT

          This AMENDMENT NO. 2 TO RIGHTS AGREEMENT, dated as of January 16, 1995 (this "Amendment"), between The Cooper Companies, Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent"), amends that certain Rights Agreement, dated as of October 29, 1987, as amended by Amendment No. 1 to Rights Agreement, dated as of June 14, 1993 ("Amendment No. 1"), between the Company and the Rights Agent (as amended by Amendment No. 1, the "Rights Agreement") (capitalized terms not otherwise defined herein having the meanings provided in the Rights Agreement).

                            W I T N E S S E T H

          WHEREAS, Cooper Life Sciences, Inc., a Delaware corporation ("CLS"), Beneficially Owns 7,467,600 shares of Common
Stock, representing approximately 22% of the outstanding shares of Common Stock as of the date hereof;

          WHEREAS, pursuant to Amendment No. 1, CLS is an Exempt
Person;

          WHEREAS, CLS desires that this Amendment be adopted in order to allow certain changes in the stock ownership of CLS to occur without the acquiror being deemed an Acquiring Person;

          WHEREAS, in light of CLS's agreement to an amendment, of even date herewith, to the Settlement Agreement, dated as of June 14, 1993 (the "Settlement Agreement"), the Board of
Directors of the Company deems it in the best interests of the Company and its stockholders to adopt this Amendment;

          WHEREAS, in accordance with the provisions of Section
26 of the Rights Agreement, this Amendment was duly adopted by the Board of Directors of the Company at a meeting on January 16, 1995;

          NOW THEREFORE, in consideration of the premises and the covenants contained herein and in the Rights Agreement, the parties hereto hereby agree as follows:

          Section 1.     Amendment of Section 1 of the Rights
Agreement. Section 1(h) is hereby amended to add the following sentence at the end thereof:

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          "In addition, for so long as CLS remains an
          Exempt Person, any other Person who is on the date hereof or hereafter becomes the Beneficial Owner of 10% or more, but not more than 30%, of the shares of CLS Common Stock then outstanding and is not otherwise, and does not thereafter become, the Beneficial
          Owner of more than 1% of the outstanding
          Common Stock shall also be an Exempt Person, and CLS shall not cease to be an Exempt
          Person by reason of the ownership or purchase of shares of Common Stock by another Person permitted by this sentence."

          Section 2.     Compliance with Rights Agreement.  This
Amendment is an amendment of the Rights Agreement in compliance with Section 26 thereof.

          Section 3.     Counterparts.  This Amendment may be
executed in counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              THE COOPER COMPANIES, INC.


                              By /s/ Marisa F. Jacobs
                                 Name:  Marisa F. Jacobs
                                 Title: Secretary



                              THE FIRST NATIONAL BANK OF BOSTON


                              By
                                 Name:
                                 Title:

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